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                                                                   Exhibit 99.13

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made as of June __, 2002, by and among Safeguard Delaware, Inc. (the "Purchaser"), and XL Vision, Inc. (the "Seller," and together with the Purchaser, the "Parties").

                                   BACKGROUND

         The Seller owns 699,870 of the issued and outstanding shares (the "Purchased Shares") of Common Stock, par value $.01 per share ("Chroma Stock") of ChromaVision Medical Systems, Inc., a Delaware corporation (the "Chroma"). This Agreement sets forth the terms and conditions upon which the Purchaser is purchasing from the Seller, and the Seller is selling to the Purchaser, the Purchased Shares.

                                   WITNESSETH

         NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

         1. Purchase and Sale of Shares and Other Actions. Subject to the terms and conditions of this Agreement and the approval of the Bankruptcy Court (as later defined herein) , at the Closing, the Purchaser shall buy from the Seller, and the Seller shall sell to the Purchaser, free and clear of all liens, pledges, charges, security interests or other encumbrances (including without limitation, stockholder agreements, voting trust agreements and all similar arrangements), the Purchased Shares, and all rights with respect to such shares, in exchange for the payment by the Purchaser to the Seller of the product of the number of Purchased Shares multiplied by the Purchase Price per Share. The Purchase Price per Share shall be the lowest per share purchase price permitted on the Closing Date pursuant to the order, dated April 19, 2002, entitled Order Granting Omnibus Motion for Authority to Sell Securities of the United States Bankruptcy Court, Southern District of Florida acting on Case No. 01-36871-BKC-SHF, In Re: XL Vision, Inc., Debtor (the "Bankruptcy Court"), but in no event less than $1.585 per share. Purchaser may terminate this Agreement at any time prior to the Closing if the trading price per share of Chroma Stock exceeds $3.00 per share or if the Bankruptcy Court approval contemplated by
Section 2.1 hereof shall not have occurred prior to July 1, 2002.

         2.       The Closing.

                  2.1 Location, Date . The closing for the transactions contemplated hereby (the "Closing") shall be held on the first business day following the approval of this Agreement by the Bankruptcy Court, or on such other date and at such time as may be mutually agreed upon by the Parties, at the offices of Rice Pugatch Robinson & Schiller, P.A. Northmark Building, Suite 101, 33 NE 2nd Street, Fort Lauderdale, Florida 33330, unless the Parties agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  2.2 Closing Deliveries. Subject to the terms and conditions contained herein, at the Closing:

                  (a) the Seller shall deliver to the Purchaser the certificates representing the Purchased Shares, in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, or, if such certificates have been lost or destroyed, an affidavit of loss to such effect, together with an appropriate instrument of transfer;

                  (b) the Purchaser shall make payment of the Purchase Price to the Seller's Attorney by wire transfer of immediately available funds in accordance with wire transfer instructions to be delivered to the Purchaser by the Seller prior to the Closing Date; and
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                  (c) the Parties shall also deliver to each other cross
receipts and such other items as may be reasonably requested to effect and complete the transfer of the record and beneficial ownership of the Purchased Shares as described herein.

3.       Representations and Warranties.

                  3.1 Seller's Representations. The Seller hereby represents and warrants to the Purchaser as follows:

                           (a) Share Ownership. The Seller is transferring to Purchaser the Purchased Shares free and clear of any Liens.

                           (b) Authorization. The Seller has all requisite corporate power and authority to execute and deliver this Agreement. All necessary action, corporate or otherwise, required to have been taken by or on behalf of the Seller under any applicable law, its charter documents or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement, and (b) its performance of its obligations under this Agreement has been taken. This Agreement constitutes the valid and binding agreement of the Seller, enforceable against it in accordance with its terms.

                           (c) No Conflict; Approvals. The execution, delivery and performance of this Agreement and the consummation by the Seller of the Transaction will not (i) result in a violation of the Seller's organizational documents, or (ii) conflict with any agreement, indenture or instrument to which the Seller is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Seller.

                  3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller as follows:

                           (a) Authority; Binding Effect. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement. All necessary action, corporate or otherwise, required to have been taken by or on behalf of the Purchaser under any applicable law, its charter documents or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement, and (b) its performance of its obligations under this Agreement has been taken. This Agreement constitutes the valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms.

                           (b) No Conflict; Approvals. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the Transaction will not (i) result in a violation of the Purchaser's organizational documents, or (ii) conflict with any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser.

                           (c) Purchase Representation. The Purchaser represents and warrants that it is purchasing the Purchased Shares for its own account for investment purposes only and not with a view to distribution in violation of any securities laws; provided, however, that by making the representations herein, the Purchaser does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the Purchased Shares at any time in accordance with federal and state securities laws applicable to such disposition. The Purchaser acknowledges and understands that the terms of issuance have not been reviewed by the Securities and Exchange Commission or by any state securities authorities and that the Purchased Shares have been issued in reliance on the certain exemptions for non-public offerings under the Act, which exemptions depend upon, among other things, the representations made and information furnished by the Purchaser. The Purchaser represents and warrants that it is an "accredited investor" as defined in Rule 501 of Regulation D, as amended, under the Act, and that it (i) is able to bear the economic risk of its investment in the Purchased Shares, (ii) is able to hold the Purchased Shares for an indefinite period of time, and (iii) can afford a complete loss of its investment in the Purchased Shares.
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4.       General Matters.

         4.1 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by all the Parties hereto that makes express reference that such writing is such an amendment as required by this Section 4.1.

         4.2 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and will be deemed to have been delivered upon receipt. The addresses and facsimile numbers for such communications shall be:

         if to the Purchaser:
                  Safeguard Delaware, Inc.
                  C/O Safeguard Scientifics, Inc.
                  435 Devon Park Drive
                  800 Building
                  Wayne, PA  19087
                  Telecopy:  (610) 254-4301
                  Attention: General Counsel

         if to the Seller:

                  XL Vision, Inc,
                  Rice Pugatch Robinson & Schiller, P.A.
                  Northmark Building,
                  Suite 101, 33 NE 2nd Street
                  Fort Lauderdale, Florida   33330
                  Telecopy: 954-462-4300
                  Attention: Chad P. Pugatch, Esq.


                  Each party shall provide five (5) days prior written notice to the other party of any change in address, telephone number or facsimile number. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date and recipient facsimile number or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

         4.3 Governing Law . THIS AGREEMENT AND THE VALIDITY AND PERFORMANCE OF THE TERMS HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY IN SUCH STATE.

         4.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.


         4.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
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         4.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

         4.7 Survival. The representations and warranties of each of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing.

         IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

                                   SAFEGUARD DELAWARE, INC.

                                   By:    /s/ N. Jeffrey Klauder
                                      ------------------------------------------
                                          Name:    N. Jeffrey Klauder
                                          Title:   Vice President

                                   XL VISION, INC.

                                   By:    /s/ Steven Grenfell
                                      ------------------------------------------
                                          Name:   Steven J. Grenfell
                                          Title:   Acting Manager